Exhibit 3.1

DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

for Nevada Profit Corporations

1. Name of Corporation:
Sierra Health Services, Inc.
2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.
3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
Common stock authorized: 60,000,000 shares, par value $.005 per share Preferred stock authorized: 1,000,000 shares, par value $.01 per share
4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
Common stock authorized: 120,000,000 shares, par value $.005 per share Preferred stock authorized: 1,000,000 shares, par value $.01 per share
5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

As a result of the stock split, at the effective date and time of the change, one additional share of the Corporation's Common Stock, par value $.005 per share, shall be issued for each issued share of the Corporation's Common Stock, par value $.005 per share, held by each stockholder of record on the record date of December 16, 2005.

6.    The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Not applicable.

7. Effective date of filing (optional):	12/30/05 (at the close of business)
(must not be later than 90 days after the certificate is filed)
8. Officer Signature:	Sr. V.P., Legal & Admin.
Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.